As filed with the Securities and Exchange Commission on December 3, 2004

Registration No.  333-113606

==============================================================================

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

AMENDMENT NO. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPHERE OF LANGUAGE

(Name of small business issuer in its charter)

NEVADA (State or jurisdiction of incorporation or organization)	2741 (Primary Standard Industrial Classification Code Number)	98-0413062 (I.R.S. Employer Identification No.)

105-1005 Columbia Street #42543, New Westminster, British Columbia, V3M 6H5 Phone (604)592-3560

(Address and telephone number of principal executive offices)

Nevada Agency and Trust Company

50 West Liberty Street, Suite 880, Reno, Nevada, 89501   (775) 322-0626

(Name, address and telephone numbers of agent for service)

COPIES OF ALL COMMUNICATIONS TO:

W. SCOTT LAWLER, ESQ

1530-9 Avenue SE, Calgary, AB, T2G 0T7    Phone (403) 693-8014 - Fax (403) 272-3620

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	850,000	$0.10	$85,000.00	$10.77

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus

Sphere of Language

850,000 shares of

Common Stock

This is a public offering of 850,000 shares of common stock of Sphere of Language, a Nevada Corporation (“Sphere”) at a price of $0.10 per share.

This offering involves a high degree of risk; see "RISK FACTORS" beginning on page 4 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

Following the registration statement on Form SB-2 in which this prospectus is included being declared effectively by the SEC, we will apply to the NASD for approval of our common stock for quotation on the Over-the Counter / Bulletin Board quotation system.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market.

The Offering:

850,000 shares Offered	Price Per Share	Total
Public Price	$0.10	$85,000
Underwriting Discounts and Commissions	- 0 -	$ 0
Total	$0.10	$85,000

This is a best efforts public offering, with no minimum purchase requirement.

1. Sphere is not using an underwriter for this offering.

2. There is no arrangement to place the proceeds from this offering in an escrow, trust or similar account.  Nevada law does not require that funds raised pursuant to the sale of securities be placed into an escrow account.  Any funds raised from this offering will be immediately available to Sphere of Language for its use.

3. The closing date for this offering is  March 31, 2005.

The information in this prospectus is not complete and may be changed.  Sphere of Language may not sell these securities until the registration statement relating to these securities has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is December       , 2004.

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus
2	Prospectus Cover Page
3	Prospectus Summary and Risk Factors	3
4	Use of Proceeds	6
5	Determination of Offering Price	8
6	Dilution	8
7	Selling Security Holders	9
8	Plan of Distribution	10
9	Legal Proceedings	10
10	Directors, Executive Officers, Promoters and Control Persons	10
11	Security Ownership of Certain Beneficial Owners and Management	13
12	Description of Securities	13
13	Interest of Named Experts and Counsel	14
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	14
15	Organization within Last Five Years	14
16	Description of Business	14
17	Plan of Operation	19
18	Description of Property	23
19	Certain Relationships and Related Transactions	23
20	Market for Common Equity and Related Stockholder Matters	23
21	Executive Compensation	25
22	Financial Statements	25
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	25

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

Item 3.   Prospectus Summary and Risk Factors

The Company

Sphere of Language was incorporated on October 30, 2003, in the State of Nevada.  Sphere's principal executive offices are located at 105 – 1005 Columbia Street # 42543, New Westminster, British Columbia, Canada, V3M 6H5.  Our telephone number is (604) 592-3560. As of the date of this prospectus, we have no revenue or operations.

We are a development stage company.  We have not had any revenues or operations and we have few assets.  We do not expect to have revenues until at least three months after this registration statement becomes effective.

Since incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations.  Sphere of Language has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

We are in the process of establishing ourselves as a specialty service provider in communications using an approach referred to as Globalization, Internationalization, Localization and Translation.  As such a speciality service provider, we intend to provide: editing, copy-proofing, translating, globalization, internationalization, localization and publishing of documents ‘real’ or ‘online’ for small to medium enterprises. Providing these services are commonly referred to in the industry as “localization services” and are referred to as such in this prospectus.  In addition, we intend to offer our customers specialty ‘full-color’, small lot on demand printing of the finished product in small lots from 1 to 250 pieces.. We will use computer translation software for our clients’ email, website and document needs.

In order to succeed in today’s increasingly global business environment, companies must be truly globalized.  That means a company’s products, services, documentation, customer support and maintenance procedures, marketing, etc. must all reflect the needs of the local market in terms of culture, language and business requirements.  Globalized enterprises are global in every aspect of their operations.  Being global is only possible by being local in the markets where companies do business as compared with doing business in their home market.  For example, a manufacturer in a North American location who wishes to market in the Orient must consider the culture, language and business requirements of the “local market” where they wish to market their products.

For Sphere, as a service provider, globalization would include adaptation of proper paper sizing.  Internationalization would include the removing of objectionable materials based on knowledge of tradition and accepted forms, perhaps by using different dictionaries to represent the ideas in their strongest light.  Localization, similar to internationalization, goes one step further and includes the application of color theory in context of culture and local custom.  Translation will be done using translation software which provides fully automatic language translation.

An example of globalization would be changing the specifications of book size from International Standards Organization sizing to North American pocket book sizing.  Internationalization would be utilized when we present the book with American English spellings.  Localization may involve creating the book cover to appeal to our customers known audience.

A further example of localization would be taking the Canadian phrase of “white as snow” and giving a suitable comparison for a person living in the tropics who speaks a local dialect and who has never seen snow, such as   “white as a new-born lamb”.

Living in an international port city like Vancouver, British Columbia, Canada, the directors of Sphere are in touch with a majority of business owners who utilize English as a second language. It has become increasingly evident that their clients wish or need to be able to communicate in their ‘Mother Tongue’ especially in matters pertaining to legal issues.  Finally they wish to reach as many potential buyers in their market as possible, extending this requirement to their written materials.

At this time, this void in local markets has been filled with professional translators who are vastly overworked and require significant lead-time and money to complete any given job. Likewise, traditional Web Press printing technology, which uses a type of equipment used for producing large volume print runs like newspapers is only cost effective for larger press runs and not for test marketing or short runs that many customers require. This cost efficiency custom or small print lots will allow the small to medium enterprises to test the market before committing to the larger costs of finished works.

Summary of Financial Information

As at August 31, 2004
Current Assets	$12,225
Current Liabilities	1,500
Shareholders’ Equity	$10,725
From October 30, 2003 to August 31, 2004
Revenue	$0
Net Loss	$10,275

We have not begun operations and are currently without revenue.  Our company has no employees at the present time.  As at August 31, 2004, our accumulated deficit was $10,275.  We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

The Offering

Common Shares Outstanding Before This Offering	2,820,000
Maximum Shares Being Offered	850,000
Maximum Common Shares Outstanding After This Offering	3,670,000

Sphere of Language is authorized to issue 75,000,000 shares of common stock.  Current shareholders of Sphere collectively own 2,820,000 shares of restricted common stock.

This offering consists of 850,000 shares of Sphere of Language common stock (the “Offering”).  The offering price is $0.10 per share.  No officers, directors or significant investors own any of the shares being offered.

There is currently no public market for the common stock of Sphere, as it is presently not traded on any market or securities exchange.

Risk Factors

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Sphere of Language.  Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

Failure to Secure Additional Financing May Affect Our Company’s Ability to Survive.

We require $32,000 to remain operational during the next twelve months and $90,000 to fully implement our business plans for the next twelve months. If the securities being offered are not fully subscribed for, we may require additional financing in addition to the funds we hope to raise from the sale of shares offered under this prospectus in order to establish profitable operations.  Such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have a very serious effect on our Company's ability to survive. At this time, there are no anticipated additional funds in place.

Inability of Our Officers and Directors to Devote Sufficient Time to the Operation of the Business May Limit Sphere’s Success.

Presently the officers and directors of Sphere allocate only a portion of their time to the operation of Sphere’s business.  Mr. Bruce, Mr. Bicknell and Mr. Kong are currently employed full time elsewhere and upon completion of this offering, are each prepared to commit up to 30 hours a week doing work for Sphere.  Ms. Baturova is a part time student.  Since her studies will be completed this year, Ms. Baturova is prepared to spend up to 32 hours a week doing work for Sphere, without compensation. At the present time, Mr. Bruce devotes up to 30 hours per week to Sphere; Mr. Bicknell 20 hours per week to Sphere; Ms. Baturova up to two (2) full days per week to Sphere; and Mr. Kong up to 20 hours per week to Sphere.

Should the business develop faster than anticipated, the officers and directors may not be able to devote sufficient time to the operation of the business to ensure that it continues as a going concern.  Even if this lack of sufficient time of our management is not fatal to Sphere’s existence it may result in limited growth and success of the business.

Sphere’s Business Model may not be Sufficient to Ensure Sphere’s Success in its Intended Market

For the first six months after this offering is completed, the only services Sphere plans to offer will be editing, writing and design services.  As such, its survival is dependent upon the market acceptance of these skills.  Should these services be too narrowly focused or should the target market not be as responsive as Sphere anticipates, Sphere of Language will not have in place the equipment and alternate services it can offer to ensure its survival in the localization services industry and print on demand industry, which is a one-hour turn-around service for short documents.

Sphere’s Service Provider Model may not Obtain the Support of Small to Medium Enterprises or Business Individuals

While Sphere believes that its services will be of benefit to the small to medium enterprises and the local business community, the individuals of the local market may not share this view.  In such an event, Sphere may not be able to attract sufficient customers to make it a viable business operation, and it may subsequently fail due to this lack of interest in its proposed services and products.

Unproven Profitably Due to Lack of Operating History Makes an Investment in Sphere an Investment in an Unproven Venture.

Sphere of Language was formed on October 30, 2003.  As of this date, we do not have any revenues or operations, and we have few assets.  We do not expect to have revenues until at least three months after this prospectus becomes effective.

Due to our lack of operating history, the revenue and income potential of our business is unproven.  If we cannot successfully implement our business strategies, we may not be able to generate sufficient revenues to operate profitably.  Since our resources are very limited, insufficient revenues would result in termination of our operations, as we cannot fund unprofitable operations, unless additional equity or debt financing is obtained.

With No Minimum Share Sale Requirement it is Possible that Sphere will Fail to Commence Despite Having Raised some Funds from this Offering.

The offering is not subject to any minimum number of shares to be sold by Sphere.  Consequently, the early investor is not assured of any other, later shares being sold.  You may be the only purchaser.  If Sphere fails to sell the entire offering, it may never commence operations and your investment would be lost.

We are dependent upon this offering to be able to implement our business plan and our lack of revenues and profits may make our obtaining additional capital more difficult. We presently have approximately $6,000 in  operating capital and we are totally dependent upon receipt of the proceeds of this offering to provide the capital necessary to commence our proposed business. Upon completion of this offering, the amount of the capital available to us will still be extremely limited, especially if less than the total amount of the offering is raised since this is not an underwritten offering. We have no commitments for additional cash funding beyond the proceeds expected to be received from this offering. If we need and are unable to raise additional capital, then you may lose your entire investment.

Difficulty For Sphere Stockholders to Resell Their Stock Due to a Lack of Public Trading Market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC / Bulletin Board as soon as practicable.  However, there can be no assurance that Sphere's shares will be quoted on the OTC / Bulletin Board.  Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Amisano Hanson, CAs, state in their audit report, dated September 7, 2004, and included with this prospectus, that since we are a development stage company, have no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, there is a substantial doubt that we will be able to continue as a going concern.

Item 4. Use of Proceeds

We intend to raise $85,000 from the sale of 850,000 shares of common stock at $0.10 per share.  This Offering has a maximum amount of $85,000 and no minimum.  Sphere has no intention to return any stock sales proceeds to investors if the maximum amount is not raised.

Readers will note that Sphere has already raised a total of $21,000 from the sale of common stock.  The total amount of $21,000 has been raised from the sale of stock to affiliates, officers and directors; these shares sold are restricted and are not being registered in this offering.  As at August 31, 2004, we had paid $ 10,275 of the offering expenses and estimate it will require an additional $ 4,725 to complete this offering. We intend to use our existing cash, of which we have $10,725 as of August 31, 2004 to pay the remaining balance of $4,725 in expenses of this offering.  None of the offering expenses are to be paid out of the proceeds of this offering.  The entire sum of monies we raise from this offering will be used to finance Sphere’s plan of operations.  None of the proceeds of this offering will be used to repay any existing debt. None of the proceeds will be used to pay officers or directors or to repay any loans from officers or directors.

The following table indicates how Sphere intends to use these proceeds of this offering.

Proceeds from Sale of Common Stock	$85,000

Expenses

Marketing and Promotion

Network and Computers

Training Expenses and Materials

Legal and Accounting

Consulting

Office Furniture, Equipment and Supplies

Website

Hosting and Telecom

Miscellaneous Administrations Expenses

Total

20,000 15,000 13,000 10,000 12,000 6,000 5,000 3,000 1,000 $85,000

The above expenditure items are defined as follows:

Marketing and Promotion: This item refers to the cost of a basic marketing program and the provision of a minimal amount of product information to our customers and interested business individuals. This could include direct marketing as well as local newspaper advertising directed to specific demographics.  We expect to be incurring these costs beginning the second month of operations after the effective date of the registration statement of which this prospectus is a part, and continuing throughout the remainder of the year.

Network and Computers:  This expense refers to the establishment of three (3) servers stationed at a major Internet service provider, four (4) desktop PCs and one laptop computer.  It includes funding for the cabling and network software needed to create communication channels between all machines.

Training Expenses and Materials:  This expense refers to the cost of development of the training information and materials we intend to use in our training sessions.  It will provide the funds necessary for a minimal amount of specific training for personnel. It will cover such items as equipment rental for training seminars, copying, and printing costs for training manuals and other material.

Legal and Accounting:  This expenditure item refers to the normal legal and accounting costs associated with fulfilling the reporting and auditing obligations of a public company. It will also cover the cost of preparation of appropriate agreements and documents. We expect to be making these expenditures throughout the year, commencing on the effective date of the registration statement, of which this prospectus is a part.

Consulting: This expenditure item refers to the total cost of consulting with industry experts.  Sphere expects to incorporate the newest technology in hardware and software, as well as intranet practice and application.

Office Furniture, Equipment and Supplies:  This expenditure refers to items such as a photocopier, fax machine, scanner, telephone system, shredder, binding machine, fire retardant filing cabinets and other similar office requirements.  It also includes regular office supplies such as pens, paper and ink cartridges. Sphere expects to begin making these purchases during the second month of operations after the effective date of this prospectus.

Website:   This expense is the cost associated with development of our website. Since the website will be used as one means to provide our service, preliminary website development will begin as soon as we have funds available.

Hosting and Telecom: This item refers to the cost of hosting our website and basic monthly telephone and fax services. The amount indicated covers the first year of operations.

Miscellaneous Administration Expenses:  This expense refers to any miscellaneous costs that have not been otherwise listed - such as bank service charges and sundry items.  This amount will cover such costs during the first year of operation.

There is no assurance that Sphere will raise the full $85,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 25 percent, 50 percent, or 75 percent of the total offering amount is raised:

Expenditure Item	25%	50%	75%	100%
Marketing and Promotion	4,500	12,000	18,000	20,000
Network and Computers	1,000	5,500	12,000	15,000
Training Expenses and Materials	3,000	3,500	7,500	13,000
Legal and Accounting	8,000	8,000	8,000	10,000
Consulting	800	4,000	7,500	12,000
Office Furniture, Fixtures and Supplies	500	4,000	4,750	6,000
Website	2,000	3,000	3,000	5,000
Hosting and Telecom	700	1,500	2,000	3,000
Miscellaneous Administrative Costs	750	1,000	1,000	1,000
Total	$21,250	$42,500	$63,750	$85,000

If only 25% of the offering is sold, we will continue with our development plans.  Much of the office expenses will be placed on hold.  Training will be minimal.  Marketing will be restricted to the Lower Mainland of British Columbia using telephone contact and a basic website.  Sphere will use the office furniture and computer hardware of the directors and only basic software systems will be purchased until sufficient capital becomes available. The directors will take responsibility for monthly bookkeeping and each quarter will prepare in-house interim financial statements.  We anticipate that the $21,250 along with the expectation of limited revenue from modest sales will be sufficient to sustain us during the short-term.  However, there would be insufficient funds available for furtherance of the plan of operations as detailed in Item 17 of this prospectus.

In the event that only 50% of the offering amount is raised, we would be able to further our plan of operation; however, Sphere's activities will be severely restricted.  We would develop our customer base and network of contacts. However, office furniture and equipment purchased would be severely restricted.  The directors will take responsibility for monthly bookkeeping and each quarter will prepare in-house interim financial statements.  Without the ability to aggressively pursue our plan of operations, it is likely that we will take much longer to build a profitable business.

If 75% of the total offering amount is raised, there will be sufficient funds to pay a significant portion of all budgeted expenditure items.

The money Sphere has raised thus far from selling stock to its officers and directors will be sufficient to pay all expenses of this offering.  The total amount of the money raised from the sale of the 850,000 shares we are offering will be used for the purpose of furthering Sphere's plan of operation, as detailed in Item 17 of this filing.

Item 5. Determination of Offering Price

There is no established market for our stock. The offering price for shares sold pursuant to this offering is set at $0.10.  Of the 2,820,000 shares of stock already purchased by affiliates, officers and directors, 1,000,000 shares were sold for $0.001 per share, 1,800,000 were sold for $0.01and the remaining 20,000 shares were sold for $0.10 per share.  All of the shares of outstanding stock are restricted. The additional factors that were included in determining the sales price are the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of operating history.

Item 6. Dilution

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity.  Dilution occurs because we determined the offering price based on factors other than those used in computing book value of our stock.  Dilution exists because the book value of shares held by existing stockholders is lower than the offering price offered to new investors.

Sphere is offering shares of its common stock for $0.10 per share through this offering. Since its inception on October 30, 2003, its affiliates, officers and directors have purchased shares of its common stock for $0.10, $0.01 and $0.001 per share.

 As at August 31, 2004, the net tangible book value of Sphere was $0.0038 per share.  If Sphere is successful in selling all of the offered shares at the public offering price, the pro forma net tangible book value of Sphere would be $80,725 or approximately $0.022 per share, which would represent an immediate increase of $0.018 in net tangible book value per share and $0.078 or 78% per share dilution to new investors, assuming all the shares are sold at the offering price of $0.10 per share.

Following is a table detailing dilution to investors if 10%, 50%, 75%, or 100% of the offering is sold.

	10%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	0.0038	0.0038	0.0038	0.0038
Net Tangible Book Value Per Share After Stock Sale	0.006	0.014	0.018	0.022
Increase in Net Book Value Per Share Due to Stock Sale	0.002	0.010	0.014	0.018
Immediate Dilution (subscription price of $.10 less net tangible book value per share)	0.0939	0.0859	0.0817	0.0780

Assuming all the shares are sold, the following table illustrates the pro forma per share dilution:

Price to the Public (1)

Net tangible book value per Share before Offering (2)

Increase Attributable to purchase of Stock by New Investors (5)

Net tangible book value per Share after Offering  (3), (4)

Immediate Dilution to New Investors (6)

Percent Immediate Dilution to New Investors (7)

$ 0.10 $ 0.0038 $ 0.018 $ 0.022 $ 0.078 78%

(1)

Offering price per equivalent common share.

(2)

The net tangible book value per share before the offering is determined by dividing the number of shares of common stock outstanding into the net tangible book value of Sphere.

(3)

The net tangible book value after the offering is determined by adding the net tangible book value before the offering to the estimated proceeds to Sphere from the current offering less the offering costs of $15,000.

(4)

 The net tangible book value per share after the offering is determined by dividing the number of shares that will be outstanding after the offering into the net tangible book value after the offering as determined in Note 3.

(5)

The increase attributable to purchase of stock by new investors is derived by taking the net tangible book value per share after the offering and subtracting from it the net tangible book value per share before the offering.

(6)

The dilution to new investors is determined by subtracting the net tangible book value per share after the offering from the public offering price, giving a dilution value.

(7)

The percent of immediate dilution to new investors is determined by dividing the dilution to new investors by the price to the public.

These two paragraphs compare the differences of your investment in our shares with the share investment of our existing stockholders, the officers and directors of Sphere.  The existing stockholders have purchased a total of 2,820,000 shares for an aggregate amount of $21,000, or an average cost of $0.0074 per share.  Your investment in our shares will cost you $0.10 per share.  In the event that this offering is fully subscribed the book value of the stock held by the existing stockholders will increase by $0.0018 per share, while your investment will decrease by $0.0780 per share.

If this offering is fully subscribed, the total capital contributed by new investors will be $85,000.00.  The percentage of capital contribution will then be 19.81% for the existing stockholders and 80.19% for the new investors.  The existing stockholders will then hold, as a percentage, 76.84% of the issued and outstanding shares of Sphere, while the new investors will hold, as a percentage, 23.16%.

Item 7. Selling Security Holders

Our current shareholders are not selling any of the shares being offered in this prospectus.

Item 8. Plan of Distribution

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best–efforts basis.  There will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making. The officers and directors of Sphere, Mr. Ron Bruce, Mr. Bruce Bicknell, Ms. Tetyana Baturova and Mr. Wai Man Kong, will sell securities on behalf of Sphere in this offering.  Messers. Bruce, Bicknell and Kong and Ms. Baturova are not subject to a statutory disqualification as such term is defined in Section 3 (a)(39) of the Securities Exchange Act of 1934.  They will rely on Rule 3a4-1 to sell Sphere’s securities without registering as broker-dealers.  They are serving as officers and directors and primarily perform substantial duties for or on behalf of Sphere otherwise than in connection with transactions in securities and will continue to do so at the end of the offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months.  Our officers and directors will not receive commissions or other remuneration in connection with their participation in this offering based either directly or indirectly on transactions in securities.  Our officers and directors intend to contact people that they know from previous business relationships in connection with their efforts to sell the securities offered by this prospective.  Sphere may also employ the services of an agent or intermediary to introduce Sphere to prospective subscribers to the offering. In such event, Sphere is prepared to pay commissions or finder’s fees of up to 10% of the proceeds from the offering.   In the event that Sphere does employ the services of an agent or intermediary, and such agent or intermediary is acting as an underwriter, Sphere will file a post effective amendment to name such underwriter, disclose the material terms of the underwriting, disclose the material terms of such underwriting agreement and file such as an exhibit.

We plan to offer our shares to the public, at a price of $0.10 per share, with no minimum amount to be sold.  The officers, directors and existing shareholders and affiliates will not purchase any shares under this offering.  We will keep the offering open until we sell all of the shares registered, or December 30, 2004, which ever occurs first.  There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.  All subscription checks will be made payable to Sphere of Language or as the Company may otherwise direct.

Item 9. Legal Proceedings

Sphere of Language is not a party to any pending legal proceedings, nor is Sphere aware of any governmental authority contemplating any legal proceeding against it.

Item 10. Directors, Executive Officers, Promoters and Control Persons

Ron Bruce, President, Member of the Board of Directors, age 54

Mr. Ron Bruce served as Sphere’s President and a member of Sphere’s Board of Directors since November 21, 2003.  The term of his office is for one year and is renewable on an annual basis.

Mr. Bruce has worked as a sales and marketing professional for more than ten years, with practical experience in and an understanding of a diverse array of businesses and business applications, including marketing analysis, sales, product development and manufacturing processes.

Since April, 2004, Mr. Bruce has been  working in sales for BC Logic, a computer consulting company located in Surrey, B.C. which is a certified retail service partner with Microsoft, as an executive sales person.

Prior to that, Mr. Bruce was self employed with a contract from November 2003 until April 2004 in executive sales and marketing for Productivity Standards Institute, a company located in Langley, British Columbia that creates educational and institutional software. He was responsible for the business development of a data base system that is used to design, develop and deliver training modules for companies requiring a training structure for their human resources departments.

From June of 2000 to October, 2003, Mr. Bruce was an independent sales associate and marketing contractor for Infinity Squared Technologies Inc. located in Burnaby, British Columbia, which is a software development firm specializing in print management and accounting. Mr. Bruce was involved in customer solicitation, on local, national, and international levels, participated in strategies for attracting customers in various vertical markets such as engineering, education, real estate, and investigated alliances for cooperative sales and investment.

From October 1994 to May 2000, as an independent business development contractor, Mr. Bruce was asked to take intellectual property developed by Agriculture Canada from concept to a finished packaged saleable product. The company was called Fresh Addition Packaging Inc. and was located in Vancouver, British Columbia. The company took commercialized core technology for the preservation of fresh-cut fruit and vegetables. This technology included a product that increased the shelf life of fresh cut fruits and vegetables to the consumer marketplace. Mr. Bruce was involved in establishing the company and became experienced in the many facets of a product based manufacturing company.

Mr. Bruce is currently devoting approximately 30 hours a week of his time to Sphere.  He is prepared to spend up to 30 hours a week of his time upon commencement of our operations, and as much as 40 hours a week during the critical first 6 months of operation.

Mr. Bruce is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Bruce Bicknell, Secretary-Treasurer, Member of the Board of Directors, age 48

Mr. Bicknell has served as Sphere’s Secretary and Treasurer and a member of the Board of Directors since November 21, 2003. The term of his office is for one year and is renewable on an annual basis.

Since April, 2004,  Mr. Bicknell has worked as a sales manager for Champion QX of Abbotsford, British Columbia. Champion QX is a distributors of metal treatment products to clients located in Western Canada.

From September, 2002 through June, 2004, Mr. Bicknell was a full-time student.  In June, 2004, he graduated with a Diploma in technical writing from Douglas College in New Westminster, British Columbia.

From June 2001 through August 2002, Mr. Bicknell spent considerable time convalescing due to recurring effects of personal injuries sustained from an automobile accident.

From July 2000 through May 2001, Mr. Bicknell took a position as branch manager with Work Center, a job placement agency for blue-collar workers, in Coquitlam, British Columbia. As the office manager and placement supervisor, he liaised with the blue collar work force finding employment positions for individual workers in the construction industry.

From September 1995 through June 2000, Mr. Bicknell took an administrative position with a real estate investment trust known as The Cal West Group in Vancouver British Columbia.

Mr. Bicknell is currently devoting approximately 20 hours a week of his time to Sphere.  He is prepared to spend up to 30 hours a week of his time upon commencement of our operations, and as much as 40 hours per week during the critical first 6 months of operations.

Mr. Bicknell is not an officer or director of any reporting company that files annual, quarterly or periodic reports with the United States Securities and Exchange Commission.

Tetyana Baturova, Member of the Board of Directors, age 51

Ms. Tetyana Baturova served as a member of the Board of Directors since Sphere’s inception on October 30, 2003.  The term of her office is for one year and is renewable on an annual basis.  Ms. Tetyana also served as President and Secretary/Treasurer from inception until November 21, 2003.

Ms. Baturova has over 20 years experience in software development which includes: full life cycle systems design, analysis and programming. Her employment responsibilities have included system analysis, applications detailed design methodologies, and system documentation. She has experience in developing software for automated control systems used for the control of flows of oil and gas at petroleum refineries.

Ms. Baturova was born in Kiev, Ukraine in 1953 and immigrated to Canada in January 2000. From January 2000 through December 2001, she accepted a position with Virtual Voice Inc. as software developer, located in Vancouver, British Columbia, where she developed telephony application with computer telephony access environment and services providing functions for establishing and maintaining network connections, determining call status, playing and recording voice messages. With her expertise, she developed transaction management systems for telemarketing.

While working at Virtual Voice Inc., Ms. Baturova determined that she needed additional training and in September 2001 enrolled at the British Columbia Institute of Technology in Burnaby, British Columbia where she is studying multimedia software development.  While studying there, she worked for Petro Canada, a national auto fuel supplier in Vancouver, British Columbia, from February 2002 to August 2002 in sales and customer service.
From June 1997 through November 1999, Ms. Baturova was engaged by the Ukrainian State Enterprise of Fuel and Lubricants Supply Company, a national petroleum refinery, in the city of Kiev, Ukraine. She designed and developed a inventory control management system including integrating the company’s product inventory, costing and supply analysis information, and customer account data with an Internet access. She was responsible for design and implementation of the system and for providing regular system maintenance and upgrading.

From April 1995 through May 1997 Ms. Baturova worked as a marketer and sales assistant for Alex Concern, a communications manufacturing company in Kiev, Ukraine. She researched, purchased and promoted the company’s telecommunication products.

From 1991 through March 1995, Ms. Baturova was a software developer for Dragonfly-KYTV, a software development company, Kiev, Ukraine, where she designed and developed a product inventory control system and was also responsible for development and on-going maintenance of software.

Ms. Baturova has a degree in Automation Systems, Management and Computer Science in Technical Systems and a Masters Degree in Mechanical Systems Engineering Technology, each from the Kiev Polytechnic Institute, in Kiev, Ukraine. Ms. Baturova also earned certificates at the Moscow Institute of Advanced Training and Ministry of Instrumentation, in Kiev, Ukraine, in 1987 in Application and Programming of Microsystems and Computer Science and Automated Systems of Control as well as certificates from the Scientific Research Training Center, in Kiev, Ukraine in 1998 and 1999 in Internet Application Development / Web Designer and Windows NT Network Administrator. Ms. Baturova also earned a certificate in Microsoft C/C++ in 1999 in the Education Center in Kiev, Ukraine and a certificate in Multimedia Software Development using Java Technology from the British Columbia Institute of Technology in Vancouver, British Columbia.

Ms. Baturova  is currently a part time student, which allows her to devote significant time towards Sphere’s business development, including up to two (2) full days per week.

Ms. Baturova is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Wai Man (Mofee) Kong, Member of the Board of Directors, age 37

Mr. Kong has served as a member of the Board of Directors since November 21, 2003. The term of his office is for one year and is renewable on an annual basis.

Mr. Kong was born in Hong Kong in 1966 and he immigrated to British Columbia, Canada in 1987. Mr. Kong is an experienced software and hardware specialist with over ten years of industry management and customer related experience, including extensive experience with programming.  He is fluent in English, Cantonese and Mandarin.

In January 2001, Mr. Kong founded and continues to be the President and principle shareholder of Mobile Business Intelligence Inc. This private company, located in Richmond, British Columbia, specializes in software development designed to meet marketing and business management needs in cross-cultural environments.

From April 1998 through December 2000, Mr. Kong worked as a system consultant with a sales team at Compu2000 Technology Inc., a computer wholesaler/retailer, located in Vancouver, British Columbia, providing after sales customer service.

From September 1995 through March 1998, Mr. Kong owned Compuzone Image Group Inc., a private company located in Richmond, British Columbia, that specialized in software development, marketing and promotions. He gained experience in arranging workflow for the production team as well as handling customer relations. From July 1994 through August 1995, Mr. Kong was a sales representative for QDI (Canada) Computer, a computer wholesaler, in Vancouver, and gained experience handling in and out shipments, working with the sales team and handling customer relations.

Mr. Kong is currently devoting up to 20 hours a week of his time to Sphere.  He is prepared to spend up to 30 hours a week of his time upon commencement of our operations, and as much as 40 hours per week during the critical first 6 months of operations.

Mr. Kong is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following is a table detailing the current shareholders of Sphere owning 5% or more of the common stock, and shares owned by Sphere’s directors and officers as of August 31, 2004:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common	Tetyana Baturova Director 205, 523 Gatensbury Street Coquitlam, B.C. V3J 5E8	1,000,000	35.46%
Common	Ron Bruce Director, President 15890 – 108 Avenue Surrey, B.C. V4N 1L5	600,000	21.28%
Common	Bruce Bicknell Director, Secretary/Treasurer 102B, 11831 – 80 Avenue North Delta, B.C., V4C 7X6	600,000	21.28%
Common	Wai Man Kong Director #13, 8300 Jones Road Richmond, B.C., V5Y 1C6	600,000	21.28%
Common	Directors and officers as a group of four (4)	2,800,000	99.30%

 The percentage of class is based on the total number of shares outstanding of 2,820,000.

Item 12. Description of Securities

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Sphere.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Sphere, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Sphere’s common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 13. Interest of Named Experts and Counsel

Sphere has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Sphere, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Sphere.

Item 14. Disclosure of Commission Position of Indemnification for Securities Liabilities

The Nevada General Corporation Law requires Sphere to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 10 of Sphere of Language’s bylaws, Sphere is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Sphere has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Organization Within Last Five Years

See “Certain Relationships and Related Transactions”, Item 19, below.

Item 16. Description of Business

Business Development

Sphere of Language was incorporated on October 30, 2003, in the State of Nevada.  We have not yet begun our business operations and we currently have no revenue and no significant assets. Sphere has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.  Since becoming incorporated, Sphere has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations.  Sphere is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Sphere nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Sphere’s business plan is to provide localization services for companies that operate on an international basis and therefore require their products to be acceptable globally.

Localization services includes services that converts or adapts a business’ products and services into cohesion with the language, custom and usage of the local market in which they are offered.  Sphere’s management believes that in order to succeed in today’s increasingly global business environment, enterprises have to do more than export their existing products worldwide - companies must become truly globalized. Globalization is the incorporation of a global perspective into all aspects of a company’s operations.  This requires that localization services products, services, documentation, customer support, maintenance procedures and marketing reflect the local market in terms of culture, language and business requirements.

The business of  Sphere will be to provide localization services along with a virtual real-time translation and print-on-demand service that solves two problems common to the print and design business, namely, timely delivery and cost of delivery for automated translation services. Sphere believes that there is a need to address this problem with the growing amount of international goods both ‘physical’ and ‘intellectual’.

It is important for all businesses to understand and to be able to communicate directly with their product users. The service will be an integral part of our approach in preparing products for clients here and abroad.  The average small to medium enterprise is not able to maintain the cost of an entire department for this purpose.  We believe that the growth of Sphere as a service provider will lower the cost and increase the speed with which small to medium enterprises can be assured of a quality targeted communication piece.

Principal Products and Services

To truly globalize, it is impossible for companies to design and implement such complex and fundamental changes without calling on expert advice.  In practice, enterprises going global will need to seek the help of a number of specialist professional services providers such as lawyers, accountants and e-commerce specialists.  Above all, however, they will need the services of the localization industry devoted to product globalization and localization.  Localization service providers offer not only operational support for globalizing and localizing products and services, but also consulting, strategic advice and training.

We are in the process of establishing ourselves as a  localization service provider.  During the first six (6) months from completion of this offering, we will only provide editing, writing and design services.  When fully operational, we intend to provide editing, copy proofing, translating, globalization, internationalization, localization and publishing of documents ‘real’ or ‘online’ for small to medium enterprises.

For Sphere, as a service provider, globalization will include book sizing which is the act of converting content from a European ISO International Standards Organization, letter size A4 metric, to North American layout US letter size of imperial inches.  This will be done using industry standard software such as Quark Express.

Internationalization will include the removing and /or inclusion of materials based on knowledge of tradition and accepted forms, perhaps by using different dictionaries to represent the ideas in their strongest light   This may include consideration being given to type styles, use of white space in a given layout, simplified English, use of graphics and charts with consideration given to the targeted audience.

 For example: The Russian poet, Pushkin, used poetic imagery consistent with Russian countryside and culture.  His concepts are so thoroughly ingrained in the Russian psyche that parents upon naming their children ‘Svetlana’ are attaching the fuller meaning of Pushkin’s poetics to the child.  ‘Svetlana’ by definition means ‘light’, however, a fuller meaning would include personal comforts, well meaning and warmth as well as light.   The person editing for internationalization must understand the fuller meaning of ‘svetlana’ so that he is able to choose appropriate adjectives or offer the different meanings to the reader.  In the Canadian North no explanation may be required, however, to somebody living in the tropics a fuller explanation may be required as to why her presence has added warmth.

Localization, similar to internationalization, will go one step further and include the application of color theory in context of culture and local custom.   Sphere intends to concentrate on text work from Russia, China, and Germany.  Each culture uses the same color differently.  For example, the Russian ‘red’ is different from the Chinese ‘red’  which is more orange.  When considering a document layout for the North American market, the graphic designer will be required to select a ‘red’ appropriate to its target market.  The changing color choice of our target market will be managed and monitored against standards set by the Color Institute of New York.  Our knowledge of this insures that our clients receive the most current color choices.  This type of stylistic editing will initially be physically managed and completed by one of the directors of Sphere.  As a totality our officers and directors have extensive experience in the Russian, German, Chinese and North American cultures.  As we gain success, it is anticipated that Sphere will acquire ‘Trados’ software which produces layout using rudimentary concepts.  The final stage would be to acquire a more comprehensive software as offered by ‘Idiom’.

Translation will be done using machine translation software which provides fully automatic language translation.  The translation produced is still incomplete and needs human editing.  The software allows the editing function to be reduced by up to 80% once the word usage and editing rules are in place.  Different software providers have different language pairs.  For example, English to Russian: Russian to English is offered by Systran whereas, Chinese to English is being offered by the Government of China.  Software for Russian, Chinese, German, Spanish, French, Portuguese and a growing number of European languages are readily available to be purchased on an ‘as needed’ bases.  Our officers and directors speak and are fluent in Ukrainian, Russian, Polish, Cantonese and Mandarin Chinese, French and English.

In addition, we intend to offer our customers specialty ‘full-color’, small lot, on demand printing of the finished product.  Initially, Sphere plans to outsource the digital printing.  As we grow we intend to lease the necessary equipment and will be able to offer on demand printing in house.  However, for the first six months of operations, the only services Sphere plans to offer will be editing, writing and design services.  Then we will start a translation service utilizing machine translation software which provides fully automatic language translations, followed by adding the other services to provide our comprehensive specialty service package for small to medium enterprises. We plan to start offering our services using our directors and officers.  Whenever practical, all of our services will be provided in-house.  Initially, however, we will outsource the translations service on an as needed basis.   As funds become available, Sphere will purchase individual software modules in the languages our officers and directors speak fluently and begin translating smaller projects in-house, using third party software.

Our services will be delivered to our customers through a customer centric Intranet. If the customer does not have appropriate equipment to produce the finished product, we will provide hard copies for their convenience.

Each job will be quoted before the service is provided.  The quote will be based on a price per word, per page, or a set fee for the entire project.  For example, translation work will usually be charged by the word; edit and design by document; and editing based on a formula calculated to consider time at a pre-established rate for the document.

Effective time management of our services will increase our customer’s productivity and satisfaction. Our clients will  then have a standardized methodology available at definable costs.

The Market

To be successful in this challenging environment, organizations and businesses must modify their offerings to give them the look and feel of locally made products.  This involves catering to a wide range of linguistic, cultural, content, and technical issues.  Product functionality and presentation including size, shape, language, color, graphics, and icons must be adapted to local conventions.  English is simply not enough, especially for business-to-customer products, since the vast majority of the world’s population cannot read or understand English-language materials, including those using the Internet.  In addition, differences in working practices and legislation need to be taken into account.

Efficient localization depends on product and services globalization – i.e. making all the necessary technical, financial, management, personnel, marketing, and other enterprise decisions facilitating localization.  Where globalization concerns are not considered in advance, any localization later may be much more expensive.  Globalization entails a comprehensive and well-structured product development lifecycle that starts with a global and local product analysis and moves through product globalization and localization to end with support for, and feedback on, localized products.

Globalization and localization are not just product design processes, however – companies must develop and implement a global vision, strategy and e-business processes, as well as establishing global branding and release policies.  Last but by no means least, they must ensure that their entire organization, from designers to back officer support, think and act globally too.  Globalization thus impacts, and needs the active support, of every function in the enterprise from top to bottom, as well as horizontally.

A whole new sector – the localization industry – has grown to offer services, advice and training in the area of globalization, internationalization, localization and translation.   We intend to target small to medium enterprises as well as single users wanting to know the content of an email, a website or a document coming over their desk. Our competitive marketing strategy plans to convert this tangible product into a service that allows users direct access to the application through the Internet. Sphere estimates the cost and asks the client for payment, queues the job and delivers the time estimate. We also intend to work with existing companies who have a client base to deliver the specialized print and publishing services to their clients.

Competition and Competitive Strategy

Many of today’s leading service providers originally started life either as in-house localization units or as translation-only companies.  Traditionally, many of the latter were relatively small and offered a restricted number of languages, which is why they were often known as “single language vendors” or “SLVs”.  While their linguistic competence was often high, the engineering and project management services they offered were traditionally limited, due to lack of internal skills and/or to the fact that many customers retained much of this work in-house.  However, a number of small, specialized engineering shops did exist, particularly for niche applications such as multimedia, and for internationalization and remedial engineering services for the Far East markets.  Over time, growing client and general market pressure led to the emergence of a number of so-called “multilingual vendors” offering a wider range of languages plus more sophisticated project management and engineering services.  To do so, they relied relatively heavily on freelancers and subcontractors, especially in the area of translation.

More recently, the move to larger operators took a new quality global consolidation.  A number of multilingual vendors and regional and local players merged to produce a handful of “global” players.  Today, these companies offer a combination of sophisticated linguistic services, providing major global clients with a global supplier base that mirror their development and distribution structures.

In the past few years there has been a need for service providers to further increase their range and depth of services and geographical coverage, to react to the opportunities and threats inherent in the Internet/Web, and to eliminate or reduce competition.  In addition various technologies have converged at the same time, a new wave of small to medium-sized service providers sprang up.  However, in contrast to their predecessors, many of these newer companies are tightly focused on localization, as opposed to offering it as an extension of translation, and/or offer relatively sophisticated process and quality management.  In addition, service providers are increasingly focusing on and building up expertise in specific vertical market segments.

Since 2000, the competitive landscape for real-time translation has dramatically changed. A number of major firms have emerged and have achieved some technical capacity.  In addition, a number of small university based products are approaching commercialization. They typically market in small vertical markets.

The service provider model utilizes the appropriate language pair and adds value by providing the Globalization, Internationalization, Localization, print and publishing services through regional offices. It would appear that governments, small to medium enterprises and other service firms are preparing to use or implement these services.

As a start-up company our competitive position within the industry will be very poor.  The challenge before us will be to build our business from nothing and establish ourselves as a credible participant in an already well-established existing industry.  However, with the need for globalization by existing businesses who wish to expand their marketplace, we believe there is nearly unlimited opportunity to develop a customer base.  By establishing Sphere in an international port city like Vancouver, British Columbia, Canada, the directors of Sphere are in touch with numerous business owners who utilize English as a second language.

Distribution

Depending on Sphere’s success at raising capital, we plan to work with various in-house technical writing teams and small to medium enterprises that are recognized for their international base.  We intend to work with a service provider to facilitate the setting up of a private Intranet interface which would allow our customers to immediately access the services and ask for an onsite visit. It is our intention to concentrate our efforts initially on small to medium sized Canadian cities in Alberta and British Columbia.

Dependence on One or a Few Major Customers

This business is not the type of business that is dependant on one or a few major customers.  To be successful in this challenging environment, organizations and businesses must modify their offerings to give them the look and feel of locally-made products.  This involves catering to a wide range of linguistic, cultural, content, and technical issues.  Product presentation and functionality must be adapted to local conventions.  English is simply not enough, especially for business-to-customer products, since the vast majority of the world’s population cannot read or understand English-language materials.  With the need for globalization by existing business who wish to expand their marketplace, management believes that there is nearly unlimited opportunity to develop new customers.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

There are no inherent factors or circumstances associated with this industry that would give cause for any patent, trademark or license infringements or violations.  Sphere has not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

At present Sphere does not hold any intellectual property nor does it anticipate any such need in the short term.  Initially, we will purchase and use commercially available software for our operational needs.  As we advance there may be need for custom software development.  We do not anticipate that this will occur within the first 12 months of operations.

Existing or Probable Government Regulations

There are no types of government regulations existing nor are we aware of any probable regulations being contemplated that would have an effect  on  Sphere.

Research and Development Activities and Costs

Without cost to Sphere, the directors and officers of Sphere have spent considerable time to establish the basis of our development methodology. Sphere has not incurred any costs to date and has no plans to undertake any research and development activities during the first year of operation.

Compliance With Environmental Laws

There are no environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that address issues specific to our business.

Facilities

We do not own or rent facilities of any kind. At present we are operating from our principal office address that is located within the offices of our Secretary/Treasurer, who provides this space free of charge. We will continue to use this space for our executive offices for the foreseeable future.

Employees

Sphere has no employees at the present time, other than our officers, who currently provide their services without compensation.  The officers and directors are responsible for all planning, developing and operational duties, and will continue to do so throughout the early stages of our growth.

We have no intention of hiring employees until the business has been successfully launched and we have sufficient, reliable revenue flowing into Sphere from our operations.  Our officers and directors will do whatever work is necessary to bring our business to the point of having positive cash flow.  Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.  We do not expect to hire any employees within the first year of operation.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  Sphere uses words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a  specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials on , Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB, , and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 17. Plan of Operation

Sphere of Language is a development stage company with no operations, no revenue, no financial backing and few assets. Our plan of operations is to establish ourselves as a service provider including print-on-demand services.

During the first stages of Sphere’s growth the officers and directors will provide all the labor required to develop the training manuals and to draft the Sphere business model – at no charge. Since we intend to operate with very limited administrative support, the officers and directors will continue to be responsible for these duties for at least the first year of operations.

Our marketing strategy will be to offer local businesses a one-stop solution for their marketing and print needs.

How long Sphere will be able to satisfy its cash requirements, and whether we will require additional outside funding in the next twelve months (12) depends on how quickly our company can generate revenue and how much revenue can be generated. At the present time we only have funds available to complete the expenses of this offering. However, should we raise the entire $85,000 we are seeking from this offering, management is of the opinion that no further funds need be required for the operation of Sphere’s business for the twelve month period following the completion of this offering.  If we fail to raise any portion of the $85,000 we are seeking from this offering, then we will have to find other methods to raise additional funds.  At this time, there are no anticipated sources of additional funds in place.

If we are unable to raise additional funding through this offering or from other sources, we will not be able to survive more than several months. In that event, it will be critical that we begin to realize revenues as quickly as possible. We will require additional funding from either outside sources or from reserves to survive past our first year of operation.

We are confident we can meet our financial obligations and pursue our plan of operations if we can either raise additional funding through this offering, or begin collecting revenues from operations within the next six months of this prospectus becoming effective.

There are also no plans or expectations to purchase or sell any significant equipment in the first year of operations. Management also has no intention of hiring any employees during the first year of operations.

During the first year of operations, we will concentrate our efforts exclusively on building our client base in the numerous cities within the Provinces of Alberta and British Columbia. As we gain experience, and develop sufficient revenue from sales, we may consider expanding our business within the region and possibly to other locations within Canada. At present, we have no plans to move outside of Canada.

We currently do not have the $85,000 needed to develop our website, develop our training materials, or market our services, nor do we have a source to supply the necessary funding if we are unsuccessful in raising the capital through this offering. Sphere believes that it will take from two (2) to three (3) months to raise capital for completion of the development of the business after this prospectus becomes effective.

During our first year of operations, we expect to make minor purchases of individual software modules in the languages our officers and directors speak fluently and begin translating smaller projects using this software.  Translation software utilizes learning algorithms that learn to translate automatically from existing translations.  What they learn is up to date, appropriate and idiomatic, as it is learned directly from human translations.  The software can be customized to any subject area or style.

Milestones

As soon as sufficient funds are available from this offering, we intend to design and build our website,.  We are presently evaluating certain potential domain names, all of which contain the word ‘Sphere’. Once a decision has been made regarding a domain name, registration of our website domain name will be implemented.  The website will provide basic information and facts about the services we are offering. It will provide us with exposure to the general marketplace. The website will have the facility for prospective customers to contact us with questions and inquiries.  Web server space will be contracted from a local Internet service provider, which has not yet been chosen.  We expect that this will be fully developed within the first six months by which time the budget of $5,000 will be fully expensed.

Members of our management will initially operate from their homes.  For the first six months of operations, the only services Sphere plans to offer will be editing, writing and design services.  We will outsource the translations service on an as needed basis as well as we plan to outsource the digital printing during this period of early operations.

Development of our marketing and promotion materials will be the next priority.  This will include having business cards printed and brochures designed and printed.  We anticipate that these costs will be less than $5,000The members of the board expect to begin calling on past clients to establish their presence in the marketplace.  In addition,  for areas that we do not have experience and/or equipment, Sphere will outsource suppliers and resources personnel with the intentions of creating reliable suppliers.  This could be ongoing until such time as we are able to provide these services in-house.

By the fourth month we intend to begin purchasing office furniture and equipment as well as some computer hardware at an approximate cost of $9,000.  During this quarter we expect to arrange for selected trial software including translation software for selected languages as well as software specific to design and layout.  We expect to spend up to $7,500 on training our directors to be able to use the software.

By the seventh month we plan to purchase, for approximately $6,000, the software we have chosen.  We plan to begin offering translation services and ‘short-run’ printing.  Initial orders will be produced on the newly purchased computers using the translation and layout software.  Contracts will be accepted based on the skill set of the directors and their ability to complete the required job in a satisfactory fashion.  We will start the translation service utilizing machine translation software which provides fully automatic language translations, followed by adding the other services to provide our comprehensive specialty service package for small to medium enterprises.  At this point, we intend to lease the necessary equipment to be able to offer on demand printing in house.

During the following two months Sphere will endeavor to further its marketing by developing corporate alliances with business and government agencies that are in need of our services in hopes of being considered as one of their service providers.  It is expected that this will involve some travel.  As well, Sphere will seek out industry experts to source the latest available technology in both hardware and software in an attempt to keep abreast of the latest in practice and application.

Expenditures

The following chart provides an overview of our budgeted expenditures, by major area of activity, for Sphere to remain operational for the twelve (12) month period upon effectiveness of this prospectus.

Expenses

Marketing and Promotion

Network and Computers

Training Expenses and Materials

Legal and Accounting

Consulting

Office Furniture, Equipment and Supplies

Website

Hosting and Telecom

Lease of Equipment

Travel and Accommodations

Miscellaneous Administrative Costs

Total

6,000 1,000 3,000 8,000 5,000 500 2,000 1,500 3,000 1,000 1,000 32,000

The above expenditure items are defined as follows:

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and the provision of a minimal amount of product information to our customers and interested business individuals. We expect to be incurring these costs beginning during the second month of operations after the effective date of this prospectus, and continuing throughout the remainder of the year.

Network and Computers:

This expense refers to the establishment of three (3) servers stationed at a major Internet Service Provider and four (4) desktop PCs and one laptop computer. It includes funding for cabling and network software needed to create communication channels between all machines.

Training Expenses and Materials:  This expense refers to the cost of development of the training information and materials we intend to use in our training sessions.  It will provide the funds necessary for a minimal amount of specific training for personnel. It will cover such items as room and equipment rental for training seminars, copying, and printing costs for training manuals and other material.

Legal and Accounting:  This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents. We expect to be making these expenditures throughout the year, commencing on the effective date of this registration.

Consulting: This expenditure item refers to the total cost of consulting with industry experts. Sphere expects to incorporate the newest available technology in hardware and software as well as intranet practice and application.

Office Furniture, Equipment and Supplies:  This expenditure refers to items such as photocopier, fax machine, scanner, telephone system, shredder, binding machine, fire retardant filing cabinets and other similar office requirements.  Sphere expects to begin making these purchases during the fourth month of operations after the effective date of this prospectus.

Website:   This expense is the cost associated with development of our website. Since the website will be used as one means to provide our service, preliminary website development will begin as soon as we have funds available.

Hosting and Telecom: This item refers to the cost of hosting our website and basic monthly telephone and fax services. The amount indicated covers the first year of operations.

Lease of Equipment:  This expense refers to the cost of leasing office equipment that we may require during the first year of operations after the effective date of this prospectus.

Travel and Accommodations:  This expenditure includes travel costs incurred developing strategic alliances with businesses and government agencies, as well as recruiting potential clients.

Miscellaneous Administration Expenses:  This expense refers to any miscellaneous costs that have not been otherwise listed - such as bank service charges and sundry items.  This amount will cover such costs during the first year of operation.

The following chart provides an overview of our budgeted expenditures, by major area of activity, for Sphere to fully implement our business plans for the twelve (12) month period upon effectiveness of this prospectus.  The discussion is based on the premise we will raise the entire $85,000 we are seeking from this offering.

Expenses

Marketing and Promotion

Network and Computers

Training Expenses and Materials

Legal and Accounting

Consulting

Office Furniture, Equipment and Supplies

Website

Hosting and Telecom

Lease of Equipment

Travel and Accommodations

Miscellaneous Administrative Costs

Total

20,000 15,000 13,000 10,000 12,000 6,000 5,000 3,000 3,000 2,000 1,000 90,000

.

As previously noted, we have raised $21,000 from the sale of stock to affiliates, officers and directors.  To date we have paid $10,275 of the expenses associated with this offering, which we anticipate to total $15,000. On August 31, 2004 we had $10,725 on hand. After the remaining $4,725 is used to complete this offering, we expect to have $6,000 to apply to our expenditures during the next twelve (12) month period from the effective date of this prospectus. Should we raise the entire $85,000 we are seeking from this offering together with the $6,000 cash remaining after the offering expenses are paid, management is of the opinion that no further funds need be required for the operation of Sphere’s business for the twelve month period following the completion of this Offering. If we fail to raise any portion of the $85,000 we are seeking from this offering, then we will have to find other methods to raise additional funds. At this time, there are no anticipated sources of additional funds in place.

We are confident we can meet our financial obligations and pursue our plan of operations if we can raise the amount of funding as contemplated by this Offering, and begin collecting revenue from operations within the first six months of this prospectus becoming effective.

Item 18. Description of Property

Sphere does not own any property, real or otherwise.  For the first year, we will conduct our administrative affairs from the office located in the home of Mr. Bicknell, our secretary and treasurer, at no cost to Sphere.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Item 19. Certain Relationships and Related Transactions

Other than the stock transactions discussed below, Sphere has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Sphere or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

Ms. Tetyana Baturova, who is a member of our board of directors, purchased by subscription 1,000,000 shares of common stock from Sphere on October 30, 2003 for $1,000.

Our other directors, namely Mr. Ron Bruce, Mr. Bruce Bicknell and Mr. Wai Man Kong, each purchased 600,000 shares of our common stock on November 21, 2003, in a private offering at a price of $0.01 per share for a total of $18,000.

There are no promoters being used in relation to this offering, except for Sphere’s officers and directors who will be selling the securities offered by the Company and who may be deemed to be promoters under Rule 405 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933.  No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on behalf of our company.  We have not entered into any agreements that require disclosure to our shareholders.

Item 20. Market for Common Equity and Related Stockholder Matters

Market Information

Currently there is no public trading market for our stock, and we have not applied to have Sphere’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the  OTC/BB.  Companies whose stock is quoted on the OTC/BB do not have any filing, reporting or listing requirements with the Nasdaq Stock Market, Inc. or the NASD.  Such companies are subject to the periodic reporting requirements of the SEC.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Sphere’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTC/BB”. Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers are may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Unless the transaction is otherwise exempt, the penny stock rules require broker-dealers, prior to a transaction in a penny stock by someone other than an established customer or an “accredited investor”,  to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Generally, an individual is regarded as an “accredited investor” if he or she has a net worth in excess of $1 million or an annual income in excess of $200,000, or $300,000 together with his or her spouse.

Holders

As of the filing of this prospectus, we have six (6) shareholders of record of Sphere common stock.

Rule 144 Shares.

A total of 1,000,000 shares of the common stock will be available for resale to the public after October 30, 2004; a total of 1,800,000 shares of the common stock will be available for resale to the public after November 21, 2004 and a total of 20,000 shares of the common stock will be available for resale to the public after December 31, 2004 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Sphere common stock then outstanding which, in this case, will equal approximately 28,200 shares as of the date of this prospectus; or the average weekly trading volume of Sphere common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Sphere. Under Rule 144(k), a person who is not one of Sphere’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Sphere affiliates hold all of the 2,800,000 shares, which may be sold pursuant to Rule 144 after December 31, 2004.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Sphere to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Sphere would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty To Resell Sphere Stock, As The Company Has No Expectations To Pay Cash Dividends In The Near Future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

Item 21. Executive Compensation

The executive officers have not currently received and are not accruing any compensation.  The officers anticipate that they will not receive, accrue, earn, be paid or awarded any compensation during the first year of operations.

Item 22. Financial Statements

The audited financial statements of Sphere appear on pages F-1 through F-9:

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosures

Not applicable.

SPHERE OF LANGUAGE

(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

August 31, 2004

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Sphere of Language

We have audited the accompanying balance sheet of Sphere of Language (A Development Stage Company) as of August 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the period October 30, 2003 (Date of Incorporation) to August 31, 2004.  These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Sphere of Language as of August 31, 2004 and the results of its operations and its cash flows for the period from October 30, 2003 (Date of Incorporation) to August 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern.  As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	“Amisano Hanson”
September 7, 2004	CHARTERED ACCOUNTANTS
750 WEST PENDER STREET, SUITE 604
VANCOUVER CANADA
V6C 2T7
TELEPHONE: 604-689-0188
FACSIMILE: 604-689-9773

SPHERE OF LANGUAGE

(A Development Stage Company)

BALANCE SHEET

August 31, 2004

(Stated in US Dollars)

ASSETS
Current
Cash	$ 10,725
Prepaid expenses	1,500

$ 12,225

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 1,500

STOCKHOLDERS’ EQUITY
Capital stock – Notes 3 and 5
Authorized:
75,000,000 common shares, par value $0.001 per share
Issued and outstanding:
2,820,000 common shares	2,820
Additional paid-in capital	18,180
Deficit accumulated during the development stage	(10,275)

10,725

$ 12,225

SPHERE OF LANGUAGE

(A Development Stage Company)

STATEMENT OF OPERATIONS

for the period from October 30, 2003 (Date of Incorporation) to August 31, 2004

(Stated in US Dollars)

Expenses
Organizational costs	$ 795
Professional fees	8,700
Office and administration	780

Net loss for the period	(10,275)

Basic and diluted loss per share	$ (0.00)

Weighted average number of shares outstanding	2,660,847

SPHERE OF LANGUAGE

(A Development Stage Company)

STATEMENT OF CASH FLOWS

for the period from October 30, 2003 (Date of Incorporation) to August 31, 2004

(Stated in US Dollars)

Cash flows used in Operating Activities
Net loss for the period	$ (10,275)
Adjustment to reconcile net loss to net cash used by operating activities
Prepaid expenses	(1,500)
Accounts payable and accrued liabilities	1,500

(10,275)

Cash flows from Financing Activity
Issuance of common shares	21,000

Increase in cash during the period	10,725

Cash, beginning of period	-

Cash, end of period	$ 10,725

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ -

Income taxes	$ -

SPHERE OF LANGUAGE

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

for the period from October 30, 2003 (Date of Incorporation) to August 31, 2004

(Stated in US Dollars)

				Deficit
				Accumulated
			Additional	during the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	Stage	Total
Capital stock issued for cash – at $0.001	1,000,000	$ 1,000	$ -	$ -	$ 1,000
– at $0.01	1,800,000	1,800	16,200	-	18,000
– at $0.10	20,000	20	1,980	-	2,000
Net loss for the period	-	-	-	(10,275)	(10,275)

Balance, August 31, 2004	2,820,000	$ 2,820	$ 18,180	$ (10,275)	$ 10,725

SPHERE OF LANGUAGE

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

August 31, 2004

(Stated in US Dollars)

Note 1

Nature and Continuance of Operations

a)

Organization

The Company was incorporated in the State of Nevada, United States of America on October 30, 2003.  The Company’s year-end is August 31, 2004.

b)

Development Stage Activities

The Company is in the development stage and has not yet realized any revenues from its planned operations.  The Company intends to establish itself as a specialty service providing editing, copy-proofing, translating, globalization, internationalisation, localization and publishing of documents real or online for small to medium enterprises.  The Company will offer specialty full-color, small lot, on demand printing of the finished product.

These financial statements have been prepared on a going concern basis.  The Company has accumulated a deficit of $10,275 since inception.  Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Note 2

Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment.  Actual results may vary from these estimates.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a)

Organizational and Start-up Costs

Costs of start-up activities, including organizational costs, are expensed as incurred.

Note 2

Significant Accounting Policies – (cont’d)

b)

Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards No. 7.  The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced.  All losses accumulated since inception has been considered as part of the Company’s development stage activities.

c)

Offering Expenses

The company proposes to file a Form SB-2 Registration Statement to offer to the public up to 850,000 common shares at $0.10 per share.  The $15,000 estimated costs relating to this Registration Statement will be charged to capital.

d)

Income Taxes

The Company has adopted the Statement of Financial Accounting Standards (“SFAS”) No. 109 – “Accounting for Income Taxes”.  SFAS No. 109 requires the use of the asset and liability method of accounting of income taxes.  Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

e)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  At August 31, 2004, the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

f)

Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments.  Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

Note 2

Significant Accounting Policies

g)

Foreign Currency Translation

The Company’s functional currency is Canadian dollars as all of the Company’s operations are in Canada.  The Company used the United States of America dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission and in accordance with Statement of Financial Accounting No. 52.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the year end and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the year and are included in the Comprehensive Income Account in Stockholders’ Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the Company are translated using the exchange rate in effect as of the transaction date.  Any exchange gains or losses are included in the Statement of Operations.

h)

New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 3

Common Stock

The Company’s authorized common stock consists of 75,000,000 shares with a par value of $0.001 per share.

On October 30, 2003, the Company issued 1,000,000 shares of common stock at $0.001 per share for cash totaling $1,000.

On November 21, 2003, the Company issued 1,800,000 shares of common stock at $0.01 per share for cash totaling $18,000.

On December 31, 2003, the Company issued 20,000 shares of common stock at $0.10 per share for cash totaling $2,000.

Note 4

Deferred Tax Assets

The following table summarizes the significant components of the Company’s deferred tax assets:

Total
Deferred Tax Assets
Non-capital loss carry forward	$ 1,541
Valuation allowance for deferred tax asset	(1,541)

$ -

The amount taking into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is likely to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carry forwards, regardless of their time of expiry.

At August 31, 2004, the Company has accumulated non-capital losses totaling $10,275, which are available to reduce taxable income in future taxation years.  These losses expire beginning 2024.

Note 5

Related Party Transactions

During the period October 30, 2003, (Date of Incorporation) to August 31, 2004, the Company issued 2,800,000 shares of common stock for $19,000 to directors of the Company.

Note 6

Commitment

The Company has filed a Form SB–2 Registration Statement to offer to the public up to 850,000 common shares at $0.10 per share.

[OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

Until ninety (90) days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Sphere’s Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with Sphere or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Sphere’s bylaws provide that we will indemnify the directors to the fullest extent not prohibited by Nevada law; provided, however, that Sphere may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Sphere, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by it to an officer of Sphere except by reason of the fact that such officer is or was a director of Sphere in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Sphere.

Item 25. Other Expenses of Issuance and Distribution

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$8,000
Audit Fees	4,500
Transfer Agent Fees	2,000
SEC Registration and Blue Sky Registration	10
Printing Costs and Miscellaneous Expenses	490
Total	$15,000

Item 26. Recent Sales of Unregistered Securities

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on three separate occasions.

Ms. Tetyana Baturova purchased by subscription 1,000,000 shares of common stock from Sphere on October 30, 2003 for $1,000. No underwriters were used, and no commissions or other remuneration was paid except to Sphere. The securities were sold in reliance on Regulation D, Section 504 of the Securities Act of 1933.  Ms. Baturova's shares continue to be subject to Rule 144 of the Securities Act of 1933.

During the period from October 31, 2003 to November 30, 2003, a private offering was completed, under which 1,800,000 shares of common stock were sold by subscription at a price of $0.01 per share to 3 shareholders for an additional $18,000.  No underwriters were used, and no commissions or other remuneration were paid except to Sphere.  The securities were sold in reliance on Regulation D, Section 504 of the Securities Act of 1933.  All shareholders continue to be subject to Rule 144 of the Securities Act of 1933.

During the period from December 1, 2003 to December 31, 2003, a private offering was completed, under which 20,000 shares of common stock were sold by subscription at a price of $0.10 per share to 2 shareholders for an additional $2,000.  No underwriters were used, and no commissions or other remuneration were paid except to Sphere.  The securities were sold in reliance on Regulation D, Section 504 of the Securities Act of 1933.  All shareholders continue to be subject to Rule 144 of the Securities Act of 1933.

Sphere qualified for an exemption from registration under Rule 504 in both of these issuances since it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, is not an investment company, it had a specific business plan at the time it sold the securities, it was not a blank check company, as that term is defined in Rule 419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933. Neither Sphere nor any person acting on its behalf offered or sold any of the securities by any form of general solicitation or general advertising. The securities sold are restricted shares; the purchasers were informed that the securities cannot be resold without the securities being registered under the Securities Act of 1933 or an exemption therefrom.  Sphere exercised reasonable care to assure that the purchases were not underwritten within the meaning of section 2(a)(11) of this Act including but not limited to the placement of a restrictive legend on the certificates representing the shares, and the aggregate offering price was less that $1,000,000

The following table provides details of all stock sales transactions that have taken place during the period from Sphere’s formation, on October 30, 2003, to the date of this Registration Statement.

Stock Purchaser’s Name	Date of Purchase	Total Number of Shares Purchased
Tetyana Baturova	October 30, 2003	1,000,000
Ron Bruce	November 21, 2003	600,000
Bruce Bicknell	November 21, 2003	600,000
Wai Man Kong	November 21, 2003	600,000
Jenny Major	December 31, 2003	10,000
Irene Braham	December 31, 2003	10,000
Total		2,820,000

Item 27. Exhibits

Number	Description
3.1	Articles of Incorporation.	*
3.2	Bylaws.	*
5	Opinion re: Legality.	Included herewith
23.1	Consent of Attorney.	Included in Exhibit 5
23.2	Consent of Accountant	Included herewith
24	Power of Attorney	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form SB-2 on March 15, 2004.

Item 28. Undertakings

Sphere hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Sphere has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Sphere will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Sphere will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on December 2, 2004.

SPHERE OF LANGUAGE

By:    /s/ Ron Bruce

Name:  Ron Bruce

Title:    President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of the following persons in the capacities and on the dates indicated pursuant to a signed power of attorney executed by such persons appointing W. Scott Lawler.  Such power of attorney made Mr. Lawler a true and lawful attorney-in-fact and agent, with full power of substitution, of each person named below and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto Mr. Lawler full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that Mr. Lawler may lawfully do or cause to be done by virtue hereof.

/s/ Ron Bruce

December 2, 2004

Ron Bruce

President, Principle Executive Officer and Member of the Board of Directors

/s/ Bruce Bicknell

December 2, 2004

Bruce Bicknell

Secretary/Treasurer, Principle Financial Officer and Principal Accounting Officer and Member of the Board of Directors

/s/ Tetyana Baturova

December 2, 2004

Tetyana Baturova

Director

/s/ Wai Man Kong

December 2, 2004

Wai Man Kong

Director